EXHIBIT 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2012 relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to the Board of Trustees and Shareholders of The Merger Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 29, 2012